Exhibit 99.1 Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 madams@learningtree.com

LEARNING TREE ANNOUNCES THIRD QUARTER RESULTS

RESTON, VA—August 8, 2006—Learning Tree International, Inc. (NASDAQ: LTRE) announced today consolidated revenues and earnings for the third quarter and the first nine months of its 2006 fiscal year.

Revenues for the quarter ended June 30, 2006 were $41.2 million compared with $40.5 million for the same quarter of the prior year. Loss from operations for the quarter was $0.3 million compared with income from operations of $0.5 million for the same quarter of the prior year. Net income for the quarter was $0.6 million compared to a net loss of $0.8 million for the same quarter of the prior year. Net income per diluted share for the third quarter was $0.04 compared with a net loss per diluted share of $0.05 for the same quarter of the prior year. In the previous year’s quarter, a one-time tax expense of $1.1 million was recorded which resulted in a net loss for the third quarter of 2005.

Revenues for the nine months ended June 30, 2006 were $115.3 million compared with $115.1 million for the same period of the prior year. Loss from operations for the nine months was $1.2 million compared with a loss from operations of $0.6 million for the same period of the prior year. Net income for the nine months was $1.0 million compared with a net loss of $0.7 million for the same period of the prior year. Net income per diluted share for the first nine months ended June 30, 2006 was $0.06 compared with a net loss per diluted share of $0.04 for the same period of the prior year.

“We are pleased to have improved our gross margin compared with the same quarter last year and also to have exceeded our revenue expectations for this quarter,” commented Nicholas Schacht, Learning Tree’s President and CEO. “Our total operating expenses this quarter included increased investment in our course development program as well as one-time costs incurred related to our new Education Center in New York City. These initiatives reflect our continued commitment to investing in our business to improve our profitability, grow our revenues and expand our business.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
		(restated)		(restated)
Revenues	$41,218	$40,474	$115,305	$115,101
Costs of revenues	20,321	20,465	57,546	57,766

Gross profit	20,897	20,009	57,759	57,335

Operating expenses:
Course development	2,854	2,028	7,588	5,843
Sales and marketing	11,515	11,421	32,240	32,657
General and administrative	6,823	6,079	19,090	19,399

Total operating expenses	21,192	19,528	58,918	57,899

(Loss) income from operations	(295)	481	(1,159)	(564)

Other income, net	998	548	2,501	1,672

Income before income taxes	703	1,029	1,342	1,108
Income tax provision	97	1,789	390	1,842

Net income (loss)	$606	$(760)	$952	$(734)

Earnings (loss) per share - basic	$0.04	$(0.05)	$0.06	$(0.04)

Earnings (loss) per share - diluted	$0.04	$(0.05)	$0.06	$(0.04)

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	June 30, 2006	September 30, 2005
	(Unaudited)
Cash and investments	$70,693	$75,291
Accounts receivable	18,349	15,568
Prepaid taxes and other expenses	7,930	8,078

Total current assets	96,972	98,937
Equipment, long-term investments and other	40,427	33,041

Total assets	$137,399	$131,978

Accounts payable and accrued liabilities	$18,685	$19,064
Deferred revenue	48,875	44,956

Total current liabilities	67,560	64,020
Other	8,095	6,949

Total liabilities	75,655	70,969

Stockholders’ equity	61,744	61,009

Total liabilities and stockholders’ equity	$137,399	$131,978

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